EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We hereby consent to use in the Registration Statements of Platinum Energy Resources, Inc. on Form S-4 of our report dated July 28, 2006 (October 5, 2006 as to the effects of the information in paragraph 2 of Note 15), relating to the consolidated balance sheets of Tandem Energy Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report is included in that Registration Statement.

We hereby consent to use in the Registration Statements of Platinum Energy Resources, Inc. on Form S-4 of our report dated May 23, 2006, relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased from Shamrock Energy Corporation for the five months ended May 31, 2005 and for the year ended December 31, 2004, which report is included in that Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Johnson Miller & Co. CPA’s, P. C.

Johnson Miller & Co. CPA’s, P. C.
Midland, Texas
November 7, 2006